                                                                    EXHIBIT 12.1

                   SPIEKER PROPERTIES, INC. AND SUBSIDIARIES
           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                            AND PREFERRED DIVIDENDS
                         (in thousands, except ratios)

                                                     Three Months Ended
                                               ------------------------------
                                               March 31,            March 31,
                                                 1998                 1997
                                               ------------------------------
Earnings:
 Income from operations before disposition of
  property and minority interest                 $37,943               $ 23,182
 Interest expense(1)                              29,267                 12,013
 Amortization of capitalized interest                110                     72
                                                 -------                -------
   Total earnings                                $67,320                $35,267
                                                 =======                =======

Fixed charges:
 Interest expenses(1)                            $29,267                $12,013
 Capitalized interest                              2,972                  1,235
 Series A Preferred Dividends                        695                    573
 Series B Preferred Dividends                      2,510                  2,510
 Series C Preferred Dividends                      2,953                     --
                                                 -------                -------
   Total fixed charges and preferred dividends   $38,397                $16,331
                                                 =======                =======
Ratio of earnings to fixed charges
 (excluding preferred dividends)                    1.94                   2.24
                                                 =======                =======
Ratio of earnings to combined fixed charges
 and preferred dividends                            1.75                   2.18
                                                ========                =======
Fixed charges in excess of earnings              $    --                $    --
                                                ========                =======

Notes:
 (1)Includes amortization of debt discount and deferred financing fees.